Exhibit 23.3

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments” in the Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to Registration Statement on Form S-11 of Blackstone Real Estate Income Trust, Inc., to be filed on the date hereof, and in the prospectus to be included therein.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
New York, New York

August 21, 2019